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                             ACCESS CORPORATION
             SCHEDULE II- Valuation and Qualifiying Accounts

Column A              Column B      Column C      Column D    Column E
                      Balance       Charged to    Charged to  Balance
                      Beginning     Costs and     Other       End of
Description           of Period     Expenses      Accounts    Period
------------------------------------------------------------------------
Year Ended
April 30, 1998

Deferred Income
Tax Benefit
Valuation
Allowance           ($2,949,018)                  163,300      ($3,112,318)

Allowance for
Doubtful Accounts       $12,000                   ($6,438)         $18,438
---------------------------------------------------------------------------
Year Ended
April 30, 1997

Deferred Income
Tax Benefit
Valuation
Allowance           ($2,539,700)       ($3,182)   $412,500      ($2,949,018)

Allowance for
Doubtful Accounts      $189,685   (1) ($12,000)   $189,685           $12,000
--------------------------------------------------------------------------
Year Ended
April 30, 1996

Deferred Income
Tax Benefit
Valuation
Allowance            ($2,539,700)       $0          $0           ($2,539,700)

Allowance for
Doubtful Accounts        $18,100  (1) ($39,000)(2) ($132,585)       $189,685



(1)  Net change in reserve.

(2)  Net increase as a result of acquisition in FY 96

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